Exhibit 21.1

Subsidiaries of the Registrant

SUFFOLK BANCORP (REGISTRANT)

Subsidiaries of the Registrant:

Name	Jurisdiction of Organization
SUFFOLK COUNTY NATIONAL BANK (wholly owned subsidiary)	United States

SUFFOLK GREENWAY, INC. Real Estate Investment Trust Majority Interest (non-voting preferred minority interest)	New York

SCNB FINANCIAL SERVICES, INC. Investment and Insurance Agency (wholly owned subsidiary)	New York

OSPREY REAL PROPERTY, INC. Real Estate Holding Company (wholly owned subsidiary)	New York